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                                                                      Exhibit 15



                REVIEW REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                -----------------------------------------------


To Jones Intercable, Inc.:

We have made a review of the accompanying condensed consolidated balance sheet of JONES INTERCABLE, INC. (a Colorado corporation) and subsidiaries as of September 30, 1998, and the related condensed consolidated statements of operations and cash flows for the three and nine-month periods ended September 30, 1998 and 1997. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists primarily of applying analytical review procedures to the financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Jones Intercable, Inc., and subsidiaries as of December 31, 1997 (not presented herein), and, in our report dated March 10, 1998, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1997, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.


                                              ARTHUR ANDERSEN LLP



DENVER, COLORADO
OCTOBER 30, 1998